Exhibit 99.2

Scholar Rock Announces Pricing of Upsized $300 Million Public Offering of Common Stock and Pre-Funded Warrants

October 9, 2024

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Oct. 8, 2024-- Scholar Rock Holding Corporation (Nasdaq: SRRK), a late-stage biopharmaceutical company focused on advancing innovative treatments for spinal muscular atrophy (SMA), cardiometabolic disorders, and other serious diseases where protein growth factors play a fundamental role, today announced the pricing of an upsized underwritten public offering of 10,265,488 shares of its common stock at a public offering price of $28.25 per share and, in lieu of common stock to investors who so choose, pre-funded warrants to purchase 353,983 shares of common stock at a public offering price of $28.2499 per pre-funded warrant, which represents the per share public offering price for the shares of common stock less the $0.0001 per share exercise price for each pre-funded warrant. All of the shares and pre-funded warrants are being offered by Scholar Rock. The offering is expected to close on October 10, 2024, subject to the satisfaction of customary closing conditions. In addition, Scholar Rock has granted the underwriters a 30-day option to purchase up to an additional 1,592,920 shares of common stock at the public offering price, less the underwriting discounts and commissions.

The gross proceeds from the offering, before deducting the underwriting discounts and commissions and offering expenses payable by Scholar Rock and assuming no exercise of the pre-funded warrants, are expected to be approximately $300 million. Scholar Rock intends to use the net proceeds from the offering to support commercialization of apitegromab, to advance its ongoing and future clinical programs, to further develop its technology platform to continue to advance its clinical and preclinical pipeline, and for working capital and other general corporate purposes.

J.P. Morgan Securities LLC, Jefferies and Piper Sandler & Co. are acting as joint book-running managers for the offering. BMO Capital Markets Corp., Wedbush Securities Inc. and Raymond James & Associates, Inc. are acting as co-managers for the offering.

An automatically effective shelf registration statement on Form S-3 relating to the offering of the shares of common stock and pre-funded warrants described above was filed with the Securities and Exchange Commission (SEC) on October 7, 2024. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on October 7, 2024, and are available on the SEC’s website located at www.sec.gov. A copy of the final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and may be obtained, when available, by contacting: J.P. Morgan Securities LLC, c/o: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at 877-821-7388, or by email at prospectus_department@jefferies.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, by telephone at 800-747-3924, or by email at prospectus@psc.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Scholar Rock

Scholar Rock is a biopharmaceutical company that discovers, develops, and delivers life-changing therapies for people with serious diseases that have high unmet need. As a global leader in the biology of the transforming growth factor beta (TGFβ) superfamily of cell proteins and named for the visual resemblance of a scholar rock to protein structures, the clinical-stage company is focused on advancing innovative treatments where protein growth factors are fundamental. Over the past decade, Scholar Rock has created a pipeline with the potential to advance the standard of care for neuromuscular disease, cardiometabolic disorders, cancer, and other conditions where growth factor-targeted drugs can play a transformational role.

This commitment to unlocking fundamentally different therapeutic approaches is powered by broad application of a proprietary platform, which has developed novel monoclonal antibodies to modulate protein growth factors with extraordinary selectivity. By harnessing cutting-edge science in disease spaces that are historically under-addressed through traditional therapies, Scholar Rock works every day to create new possibilities for patients.

Scholar Rock® is a registered trademark of Scholar Rock, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the anticipated closing date of the offering and the expected use of proceeds from the offering. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in Scholar Rock’s stock price, changes in market conditions and satisfaction of customary closing conditions related to the public offering and those risks more fully discussed in the section entitled “Risk Factors” in Scholar Rock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as well as discussions of potential risks, uncertainties, and other important factors in Scholar Rock’s subsequent filings with the SEC. Any forward-looking statements represent Scholar Rock’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Scholar Rock undertakes no duty to update this information unless required by law.

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Scholar Rock:

Investors

Rushmie Nofsinger

Scholar Rock

rnofsinger@scholarrock.com

ir@scholarrock.com

857-259-5573

Media

Molly MacLeod
Scholar Rock

mmacleod@scholarrock.com

media@scholarrock.com

802-579-5995

Source: Scholar Rock